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                                                                    Exhibit 5.1


                               February 4, 1998

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114

Re: Shares of Common Stock, par value $4.00 per share and shares of Preferred Stock without par value of National City Corporation to be Registered in connection with the Merger of Fort Wayne National Corporation, Inc. with and into National City Corporation

Gentlemen:

        The Law Department acts as counsel to National City Corporation ("National City") and in connection with the transaction contemplated under the Merger Agreement as hereinafter defined, we are delivering this opinion in connection with the Merger (the "Merger") of Fort Wayne National Corporation ("FWNC") with and into National City in accordance with the Agreement and Plan of Merger, dated as of January 12, 1998 (the "Merger Agreement"), by and between Fort Wayne National Corporation and National City, pursuant to which National City may issue and deliver up to 13,541,188 shares of its common stock, par value $4.00 per share (the "Common Shares") and 739,976 shares of its preferred stock without par value (the "Preferred Shares" and together with the Common Shares, the "Shares").

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be exchanged will be, when exchanged or transferred, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as to the Registration Statement on Form S-4 filed by National City to effect registration of the Common Shares and the Prefererd Stock without par value, of National City in connection with the Merger under the Securities Act of 1933, and to the reference to us under the caption "SUMMARY--Opinion of Financial Advisor" and "MERGER--Opinion of Financial Advisor" in the prospectus comprising a part of such Registration Statement.


                                        Very truly yours,

                                        /s/ Carlton E. Langer

                                        National City Corporation
                                        Carlton E. Langer
                                        Assistant General Counsel